Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces Fourth Quarter and Full Year 2023 Results

During fourth quarter, announced commitments for $150 million pursuant to a private placement capital raise to help fund business line transformation, support the bank’s capital position, and support future growth

CHARLOTTESVILLE, VA, January 31, 2024 /PRNewswire/ -- Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank” or the “Bank”) and BRB Financial Group, Inc. (“BRB Financial Group”), today announced financial results for the quarter and year ended December 31, 2023.

For the fourth quarter of 2023, the Company reported a net loss of $5.8 million, or $0.30 per diluted common share, compared to a net loss of $41.4 million, or $2.18 per diluted common share, for the third quarter of 2023, and a net loss of $4.3 million, or $0.23 per diluted common share, for the fourth quarter of 2022.

For the year ended December 31, 2023, the Company reported a net loss from continuing operations of $51.8 million, or $2.73 per diluted common share, compared to net income from continuing operations of $17.0 million, or $0.90 per diluted common share, for the year ended December 31, 2022.

The fourth quarter of 2023 net loss of $5.8 million included a $1.2 million after-tax loss on the sale of an equity investment in a fintech company and a $1.7 million after-tax loss on the fair value of mortgage servicing rights, while the third quarter of 2023 net loss of $41.4 million included an after-tax goodwill impairment charge of $26.8 million and a $4.8 million after-tax settlement reserve for the Employee Stock Ownership Plan ("ESOP") litigation assumed in the 2019 acquisition of Virginia Community Bankshares, Inc. Excluding these items and regulatory remediation costs, the net loss for the fourth and third quarters of 2023 was $0.4 million and $6.9 million, respectively.

A Message From Blue Ridge Bankshares, Inc. President and CEO, G. William “Billy” Beale:

“During 2023, we initiated a period of aggressive and essential transformation to restore Blue Ridge Bank to its fundamental strengths and position it for the future. These efforts, which continue into 2024, involve parallel initiatives across the entire organization to rationalize our businesses, tighten our lending focus, bolster our leadership talent, and assertively address our regulatory remediation efforts.

“To these ends, we made additional progress in the fourth quarter. Most notably, we announced capital commitments totaling $150 million pursuant to a private placement of our common stock. We intend to use this capital for a variety of purposes, from repositioning our business lines around our core strengths, to helping facilitate organic growth and supporting our capital position. We also continued our efforts to reinforce our risk management function through key hires: Harry Golliday, who joins us as Deputy Chief Credit Officer, and Rebecca Robertson, who serves as Bank Secrecy Act (BSA) Officer. Their talents and deep expertise will greatly enhance our compliance rigor and the integrity that these functions are meant to provide.

“While we have made many important steps forward, there is much more progress to be made. I have great confidence in the potential of Blue Ridge Bank and we are leaving no stone unturned in our efforts to return the bank to profitability and growth. Completing the private placement capital raise and diligently working to satisfy the most recent demands of our regulators will be important milestones on our journey over the next year. The goal of these collective efforts is a reinvigorated Blue Ridge Bank that is stronger and more resilient, has improved clarity of purpose, more focused business lines, and is well governed.”

OCC Consent Order and Private Placement Stock Offering:

On January 25, 2024, the Company announced that Blue Ridge Bank had consented to the issuance of a consent order (the “Order”) by the Office of the Comptroller of the Currency (the “OCC”), the Bank’s primary banking regulator. The Order replaces the formal written agreement entered into by the Bank and the OCC on August 29, 2022 (the “Written Agreement”). The Order generally incorporates the provisions of the Written Agreement, as well as adding new provisions. The Order requires the Bank to submit to the OCC a strategic plan and a capital plan, and places further restrictions on the Bank’s fintech operations. The Order also requires the Bank to maintain a leverage ratio of 10.00% and a total capital ratio of 13.00%. These individual minimum capital ratios (“IMCRs”) set forth in the Order are consistent with the IMCR directives previously disclosed by the Company. A complete copy of the Order was included in a Current Report on a Form 8-K filed by the Company with the Securities and Exchange Commission (“SEC”) on January 25, 2024 and can be accessed on the SEC’s website (www.sec.gov) and the Company’s website (www.mybrb.com).

On December 22, 2023, the Company announced the signing of a definitive Securities Purchase Agreement (the “Securities Purchase Agreement”) with Kenneth R. Lehman, Castle Creek Capital Partners VIII, L.P., other institutional investors, and certain directors and executive officers of the Company (collectively, the “Purchasers”) pursuant to which the Company has agreed to issue and sell to the Purchasers (i) 60 million shares of the Company’s common stock at a purchase price of $2.50 per share and, (ii) for the Purchasers other than directors and executive officers, warrants to purchase approximately 29.4 million shares of common stock at an exercise price of $2.50 per share in a private placement (the “Private Placement”), for gross proceeds of $150,000,000. The Private Placement is subject to the satisfaction or waiver of certain closing conditions set forth in the Securities Purchase Agreement, including approval of the Company’s shareholders, and is expected to close in March 2024.

Q4 2023 Highlights

(Comparisons for Fourth Quarter 2023 are relative to Third Quarter 2023 unless otherwise noted.)

Net Income:

•
The net loss in the quarter was $5.8 million, or $0.30 per diluted common share, compared to a net loss of $41.4 million, or $2.18 per diluted common share, for the prior quarter. The quarter pre-tax loss of $7.5 million included a $1.6 million loss on the sale of an equity investment in a fintech company, a $2.2 million loss due to a decline in fair value of mortgage serving rights, and $3.2 million of regulatory remediation expenses. Excluding these items, pre-tax loss for the quarter would be approximately $0.5 million. The prior quarter pre-tax loss of $46.1 million included a goodwill impairment charge of $26.8 million, $6.0 million for the ESOP litigation settlement reserve, and $3.8 million of regulatory remediation expenses.

Excluding these items, the pre-tax loss for the prior quarter would be approximately $9.5 million.

Asset Quality:

•
Nonperforming loans totaled $62.6 million, or 2.01% of total assets at quarter-end compared to $81.8 million, or 2.51% of total assets, at the prior quarter-end. Elevated nonperforming loans reflect, as previously disclosed, a group of specialty finance loans on nonaccrual status. These specific loans have carrying values totaling $34.2 million, for which the Company holds reserves of $9.6 million as of December 31, 2023. Of the $48.2 million of these loans reported as of September 30, 2023, $12.5 million were fully charged-off in the fourth quarter. Subsequent to December 31, 2023, the Company received cash payments totaling $1.5 million pursuant to a forbearance agreement under which the largest of the specialty finance loans is subject. These cash payments were applied to the book principal balance of the loan.

•
The provision for credit losses was $2.8 million, compared to $11.1 million for the prior quarter. Net loan charge-offs were $17.3 million in the quarter, representing an annualized net charge-off rate of 2.84% of average loans held for investment, compared to $0.5 million, representing an annualized net charge-off rate of 0.09% of average loans held for investment, for the prior quarter. The increase in net charge-offs and the annualized net charge-off rate was primarily attributable to the charge-off of specialty finance loans noted above, which were fully reserved for in the prior quarter.

•
The allowance for credit losses (“ACL”) as a percentage of total loans held for investment was 1.48% at quarter-end, compared to 2.03% at the prior quarter-end. Specific reserves associated with the aforementioned specialty finance loans totaled $9.6 million and $21.8 million at December 31, 2023 and September 30, 2023, respectively.

Capital:

•
The ratio of tangible stockholders’ equity to tangible total assets was 5.8%1, compared to 5.5%1 at the prior quarter-end. Tangible book value per common share was $9.471, compared to $9.301 at the prior quarter-end. The increase was primarily due to a decline in the after-tax unrealized loss on the Company’s portfolio of securities available for sale.

•
For the quarter ended December 31, 2023, the Bank’s tier 1 leverage ratio, tier 1 risk-based capital ratio, common equity tier 1 capital ratio, and total risk-based capital ratio were 7.49%, 9.09%, 9.09%, and 10.25%, respectively, compared to 7.63%, 9.18%, 9.18%, and 10.44%, respectively, at the prior quarter-end.

Net Interest Income / Net Interest Margin:

•
Net interest income was $21.8 million, a decline of $0.4 million from the prior quarter. Increasing loan yields in the quarter, which increased 14 basis points, were offset by higher funding costs, which increased by 18 basis points, primarily due to rates paid on wholesale time deposits obtained in the quarter. Net interest margin was 2.92% for both the current and prior quarters.

Balance Sheet:

•
Total deposit balances decreased $210.1 million from the prior quarter-end, due primarily to a decline in fintech-related balances, partially offset by $129.5 million of brokered deposits obtained in the quarter.

•
Deposits related to fintech relationships were $465.9 million at December 31, 2023, compared to $720.8 million at the prior quarter-end. Of the decline, approximately one-half were indirect depository partner (banking-as-a-service) deposits, while the other half was due to the timing of funds flow with one of the Bank’s indirect lending partners. Fintech-related deposits represented 18.2% of total deposits at December 31, 2023, compared to 26.0% of total deposits at the prior quarter-end. Excluding wholesale funding, deposits related to fintech relationships represented 22.7% and 30.5% of total deposits at December 31, 2023 and September 30, 2023, respectively. The Company is actively reducing its banking-as-a-service fintech activities.

•
Loans held for investment were $2.43 billion, a slight decline from the prior quarter-end. The held for investment loan-to-deposit ratio measured 94.7% at quarter-end compared to 88.1% at the prior quarter-end.

Noninterest Income / Noninterest Expense:

•
Noninterest income was $4.1 million compared to $7.4 million for the prior quarter, a decline of $3.3 million. Lower noninterest income in the quarter was primarily due to fair value adjustments on mortgage servicing rights, which were a negative $2.0 million in the quarter compared to a positive adjustment of $0.9 million in the prior quarter, the decline due to lower expected future interest rates. Additionally, the Company realized a $1.6 million loss on the sale of an equity investment in a fintech company, recorded in fair value adjustments of other equity investments on the consolidated statement of operations. The Company recorded an unrealized gain of $5.8 million on the investment in a prior year. Partially offsetting these declines was a higher gain on the sale of government guaranteed loans in the current quarter.

•
Noninterest expense was $30.6 million compared to $64.6 million for the prior quarter, a decrease of $34.0 million. Excluding the third quarter $26.8 million goodwill impairment charge and $6.0 million reserve for the proposed settlement of the ESOP litigation, noninterest expense declined $1.2 million from the prior quarter. The decline was primarily attributable to lower regulatory remediation expenses, legal fees, and salaries and employee benefits, partially offset by higher audit and accounting fees, other contractual services, and FDIC insurance assessments.

Income Statement:

Net Interest Income

Net interest income was $21.8 million for the fourth quarter of 2023, compared to $22.2 million for the third quarter of 2023, and $28.1 million for the fourth quarter of 2022. Relative to both the prior quarter and year-ago period, net interest income declined due to the impact of higher interest rates on deposits and overall funding costs, and actions taken to add balance sheet liquidity following the early 2023 market events and as the Bank rationalizes its banking-as-a-service partners. Relative to the year-ago period, these developments were partially offset by an increase in average interest-earning asset balances at higher loan yields.

Total interest income was $43.2 million for the fourth quarter of 2023, $42.5 million for the third quarter of 2023, and $36.5 million for the fourth quarter of 2022. The increase relative to the prior year reflects higher average balances of and yields on interest-earning asset balances, partially offset by lower income from purchase accounting adjustments. The yield on average loans held for investment, excluding Paycheck Protection Program (“PPP”) loans, was 6.33% for the fourth quarter of 2023, compared to 6.19% for the third quarter of 2023, and 5.72% for the fourth quarter of 2022.

Total interest expense was $21.4 million for the fourth quarter of 2023, compared to $20.3 million for the third quarter of 2023, and $8.3 million for the fourth quarter of 2022. The increase relative to the prior quarter and the year-ago period reflects higher deposit costs and overall funding costs due to higher market interest rates and greater balances of and a shift in the mix of average interest-bearing liabilities, primarily to higher-cost wholesale funding.

Average balances of interest-earning assets decreased $59.7 million to $2.98 billion in the fourth quarter of 2023, relative to the prior quarter, and increased $166.2 million from the year-ago period. Relative to the prior quarter, the decrease reflected a decline in average balances of loans held for investment and total securities. Relative to the year-ago period, the increase in average interest-earning asset balances was due primarily to higher balances of loans held for investment and interest-earning deposits at other banks, partially offset by lower average balances of securities.

Average balances of interest-bearing liabilities increased $8.4 million to $2.36 billion in the fourth quarter of 2023, relative to the prior quarter, and increased $585.4 million from the year-ago period. Relative to the prior quarter, the increase reflected higher average balances of time deposits, primarily attributable to wholesale funding, partially offset by lower average balances of interest-bearing demand and money market deposits and FHLB borrowings. Relative to the prior year, the increase primarily reflected higher average balances of interest-bearing deposits.

Cost of funds was 2.91% for the fourth quarter of 2023, compared to 2.73% for the third quarter of 2023, and 1.22% for the fourth quarter of 2022, while cost of deposits was 2.73%, 2.46%, and 0.85%, for the same respective periods. Higher deposit costs and overall funding costs reflect the impact of higher market interest rates and a shift in the mix of funding. Cost of deposits excluding wholesale deposits was 2.26% for the quarter compared to 2.13% in the prior quarter and 0.82% in the year-ago period.

Net interest margin was 2.92% for the fourth and third quarters of 2023 compared to 4.00% for the fourth quarter of 2022. The decline in net interest margin relative to the prior year reflects the impact of higher interest rates on funding costs and less benefit from purchase accounting adjustments. These declines were partially offset by higher yields on loans.

Provision for Credit Losses

The Company recorded a provision for credit losses of $2.8 million for the fourth quarter of 2023, compared to $11.1 million for the third quarter of 2023, and $11.8 million for the fourth quarter of 2022. Provision for the fourth quarter of 2023 was primarily resulting from charge-offs and reserve needs for a select group of purchased consumer loans, partially offset by a recovery of the allowance for credit losses on unfunded commitments due to lower available balances of commercial and construction lines of credit. Provision in the third quarter of 2023 and the fourth quarter of 2022 was primarily attributable to specific reserves on the aforementioned group of specialty finance loans.

Noninterest Income

Noninterest income was $4.1 million for the fourth quarter of 2023, compared to $7.4 million for the third quarter of 2023, and $5.8 million for the fourth quarter of 2022. The decline in the fourth quarter period was primarily due to negative fair value adjustments on mortgage servicing rights, recorded within residential mortgage banking income, and the $1.6 million loss on the sale of an equity investment in a fintech company, recorded in fair value adjustments of other equity investments. The declines were partially offset by a higher gain on sale of government guaranteed loans. The Company recorded a $5.8 million unrealized gain on the sold fintech investment in a prior year.

Noninterest Expense

Noninterest expense was $30.6 million for the fourth quarter of 2023, compared to $64.6 million for the third quarter of 2023, and $27.6 million for the fourth quarter of 2022. Excluding the $26.8 million goodwill impairment charge, the $6.0 million reserve for the proposed settlement of the ESOP litigation, and regulatory remediation costs, noninterest expense declined $0.6 million from the prior quarter and increased $2.8 million from the year-ago period, on a comparative basis. The increase relative to the year-ago period primarily reflects higher salaries and employee benefits, FDIC insurance assessments, audit and accounting fees, and other contractual services, partially offset by lower legal expenses. In the fourth quarter of 2023, the Company recorded a recovery of previously expensed legal costs in connection with the ESOP litigation.

Balance Sheet:

Loans

Loans held for investment, excluding PPP loans, were $2.43 billion at December 31, 2023, compared to $2.44 billion at September 30, 2023, and $2.40 billion at December 31, 2022. While loan balances were relatively flat with the prior quarter level, the Company selectively replaced the amortization of balances with higher yielding loans. Additionally, the Company reduced unfunded loan commitments to $474.9 million as of December 31, 2023 from $574.3 million as of September 30, 2023 and $744.8 million as of December 31, 2022.

Deposits

Total deposits were $2.57 billion at December 31, 2023, a decrease of $210.1 million from the prior quarter-end, and an increase of $63.5 million from the year-ago period. Relative to the prior quarter, the decrease reflected a decrease in interest-bearing demand and money market deposits, primarily attributable to fintech relationships, and, to a lesser extent, decreases in noninterest bearing deposits, partially offset by higher time deposits, primarily wholesale deposits. Fintech-related deposits declined $254.9 million in the fourth quarter, partially due to fewer banking-as-a-service partners and partially due to the timing of funds flows related to one of the Bank’s indirect lending partners. Excluding fintech-related deposits and wholesale funding, total deposits during the quarter decreased $61.2 million, or 3.7%, from the prior quarter-end.

Noninterest-bearing deposits represented 19.7%, 20.6%, and 25.6% of total deposits at December 31, 2023, September 30, 2023, and December 31, 2022, respectively. Fintech-related balances represented 18.2%, 26.0%, and 27.6% of total deposits as of the same respective periods.

The held for investment loan-to-deposit ratio was 94.7% at December 31, 2023, compared to 88.1% at the prior quarter-end, and 96.3% at the year-ago period-end.

Fintech Business:

Interest and fee income related to fintech partnerships represented approximately $3.7 million, $3.6 million, and $3.1 million of total revenue for the Company for the fourth quarter of 2023, the third quarter of 2023, and the fourth quarter of 2022, respectively.

Deposits related to fintech relationships were $465.9 million at December 31, 2023, compared to $720.8 million at the prior quarter-end. Included in deposits related to fintech relationships were assets managed by BRB Financial Group’s trust division of $71.8 million as of December 31, 2023.

Other Matters:

On May 15, 2023, the Company sold its wholesale mortgage business operating as LenderSelect Mortgage Group (“LSMG”) to a third-party for $250 thousand in cash. The Company recorded a loss on the sale of LSMG of $553 thousand, which is reported in other noninterest income in the consolidated statements of operations for the year ended December 31, 2023.

In the first quarter of 2022, the Company sold its majority interest in MoneyWise Payroll Solutions, Inc. (“MoneyWise”) to the holder of the minority interest in MoneyWise. Income statement amounts related to MoneyWise are reported as discontinued operations for all periods presented.

Non-GAAP Financial Measures:

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible assets, tangible common equity, and tangible book value per share, to supplement the evaluation of the Company’s financial condition and performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the financial condition, capital position, and operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements:

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identiﬁed with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could diﬀer materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s ﬁnancial performance to diﬀer materially from that expressed in such forward-looking statements:

•
the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;
•
the eﬀects of, and changes in, the macroeconomic environment and financial market conditions, including monetary and ﬁscal policies, interest rates and inﬂation;
•
the Company’s ability to satisfy the conditions to closing of, and consummate, the Private Placement;
•
the impact of, and the ability to comply with, the terms of the Order with the OCC, including the heightened capital requirements and other restrictions therein, and other regulatory directives;
•
the imposition of additional regulatory actions or restrictions for noncompliance with the Order or otherwise;
•
the Company’s involvement in, and the outcome of, any litigation, legal proceedings or enforcement actions that may be instituted against the Company;
•
reputational risk and potential adverse reactions of the Company’s customers, suppliers, employees, or other business partners;
•
the Company’s ability to manage its fintech relationships, including implementing enhanced controls and procedures, complying with OCC directives and applicable laws and regulations,

maintaining deposit levels and the quality of loans associated with these relationships and, in certain cases, winding down certain of these partnerships;
•
the quality and composition of the Company’s loan and investment portfolios, including changes in the level of the Company’s nonperforming assets and charge-oﬀs;
•
the Company’s management of risks inherent in its loan portfolio, the credit quality of its borrowers, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure;
•
the ability to maintain adequate liquidity by retaining deposits and secondary funding sources, especially if the Company's or industry's reputation become damaged;
•
maintaining capital levels adequate to support the Company's business and to comply with OCC directives;
•
the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;
•
changes in consumer spending and savings habits;
•
the willingness of users to substitute competitors’ products and services for the Company’s products and services;
•
deposit flows;
•
technological and social media changes;
•
potential exposure to fraud, negligence, computer theft, and cyber-crime;
•
the eﬀects of acquisitions the Company may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such transactions;
•
adverse developments in the ﬁnancial industry generally, such as recent bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer and client behavior;
•
changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or Blue Ridge Bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;
•
the impact of changes in ﬁnancial services policies, laws, and regulations, including laws, regulations and policies concerning taxes, banking, securities, real estate and insurance, and the application thereof by regulatory bodies;
•
the eﬀect of changes in accounting standards, policies and practices as may be adopted from time to time;
•
estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Company’s assets and liabilities;
•
geopolitical conditions, including acts or threats of terrorism and/or military conﬂicts, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conﬂicts, which could impact business and economic conditions in the United States and abroad;
•
the occurrence or continuation of widespread health emergencies or pandemics, signiﬁcant natural disasters, severe weather conditions, ﬂoods and other catastrophic events; and
•
other risks and factors identified in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as amended, the Company’s Quarterly Report on Form 10-Q for the most recently ended fiscal quarter and in ﬁlings the Company makes from time to time with the SEC.

The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in filings the Company makes from time to time with the SEC. Any one of these risks or factors could have a material adverse impact on the Company’s results of operations or financial condition, or cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, forward-looking information and statements contained in this release. Moreover, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties that could have an impact on its forward-looking statements. Therefore, the Company cautions not to place undue reliance on its forward-looking information and statements, which speak only as of the date of this release. The Company does not undertake to, and will not, update or revise these forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.

1 Non-GAAP financial measure. Further information can be found at the end of this press release.

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share data)	(Unaudited) December 31, 2023	(As restated) December 31, 2022 (1)
Assets
Cash and due from banks	$110,491	$77,274
Federal funds sold	4,451	1,426
Restricted cash	10,660	—
Securities available for sale, at fair value	321,081	354,341
Restricted equity investments	18,621	21,257
Other equity investments	12,905	23,776
Other investments	29,467	24,672
Loans held for sale	46,337	69,534
Paycheck Protection Program loans	2,386	11,967
Loans held for investment, net of deferred fees and costs	2,428,561	2,399,092
Less: allowance for credit losses	(35,893)	(30,740)
Loans held for investment, net	2,392,668	2,368,352
Accrued interest receivable	14,967	11,569
Other real estate owned	—	195
Premises and equipment, net	22,348	23,152
Right-of-use asset	8,738	6,903
Bank owned life insurance	48,453	47,245
Goodwill	—	26,826
Other intangible assets	5,382	6,583
Mortgage servicing rights, net	27,114	28,991
Deferred tax asset, net	21,556	12,227
Other assets	19,929	14,175
Total assets	$3,117,554	$3,130,465
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$506,248	$640,101
Interest-bearing demand and money market deposits	1,049,536	1,318,799
Savings	117,923	151,646
Time deposits	892,325	391,961
Total deposits	2,566,032	2,502,507
FHLB borrowings	210,000	311,700
FRB borrowings	65,000	51
Subordinated notes, net	39,855	39,920
Lease liability	9,619	7,860
Other liabilities	41,059	19,634
Total liabilities	2,931,565	2,881,672
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 50,000,000 shares authorized at December 31, 2023 and December 31, 2022; 19,198,379 and 18,950,329 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	197,636	195,960
Additional paid-in capital	252	252
Retained earnings	33,157	97,682
Accumulated other comprehensive loss, net of tax	(45,056)	(45,101)
Total stockholders’ equity	185,989	248,793
Total liabilities and stockholders’ equity	$3,117,554	$3,130,465
(1) Derived from audited December 31, 2022 consolidated financial statements, as amended.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Operations (unaudited)
	For the Three Months Ended
			As restated
(Dollars in thousands, except per share data)	December 31, 2023	September 30, 2023	December 31, 2022
Interest income:
Interest and fees on loans	$38,933	$38,551	$33,110
Interest on taxable securities	2,457	2,492	2,508
Interest on nontaxable securities	56	72	89
Interest on deposit accounts and federal funds sold	1,714	1,370	754
Total interest income	43,160	42,485	36,461
Interest expense:
Interest on deposits	17,899	16,115	5,131
Interest on subordinated notes	543	566	547
Interest on FHLB and FRB borrowings	2,955	3,612	2,651
Total interest expense	21,397	20,293	8,329
Net interest income	21,763	22,192	28,132
Provision for credit losses - loans	3,600	11,600	11,793
Provision for (recovery of) credit losses - unfunded commitments	(830)	(550)	—
Total provision for credit losses	2,770	11,050	11,793
Net interest income after provision for credit losses	18,993	11,142	16,339
Noninterest income:
Fair value adjustments of other equity investments	(1,469)	55	78
Residential mortgage banking income, including MSRs	591	3,811	1,961
Gain on sale of government guaranteed loans	905	6	204
Wealth and trust management	483	462	451
Service charges on deposit accounts	366	365	293
Increase in cash surrender value of BOLI	310	311	402
Bank and purchase card, net	446	357	866
Loss on sale of securities available for sale	(71)	(442)	—
Other	2,546	2,490	1,585
Total noninterest income	4,107	7,415	5,840
Noninterest expense:
Salaries and employee benefits	13,711	14,640	11,863
Occupancy and equipment	1,549	1,475	1,509
Data processing	1,499	1,710	1,441
Legal	(286)	912	1,300
Advertising and marketing	184	350	318
Communications	927	1,181	1,064
Audit and accounting fees	1,381	791	476
FDIC insurance	1,762	1,322	543
Intangible amortization	297	308	365
Other contractual services	2,064	1,492	1,334
Other taxes and assessments	809	802	716
Regulatory remediation	3,155	3,782	2,884
Goodwill impairment	—	26,826	—
ESOP litigation	—	6,000	—
Other	3,531	3,030	3,739
Total noninterest expense	30,583	64,621	27,552
Loss before income tax	$(7,483)	$(46,064)	$(5,373)
Income tax benefit	(1,724)	(4,693)	(1,097)
Net loss	$(5,759)	$(41,371)	$(4,276)
Basic and diluted loss per common share	$(0.30)	$(2.18)	$(0.23)

Blue Ridge Bankshares, Inc.
Consolidated Statements of Operations
	For the Twelve Months Ended
	(unaudited)	As restated (1)
(Dollars in thousands, except per share data)	December 31, 2023	December 31, 2022
Interest income:
Interest and fees on loans	$152,942	$111,002
Interest on taxable securities	10,120	8,744
Interest on nontaxable securities	313	334
Interest on deposit accounts and federal funds sold	5,620	1,572
Total interest income	168,995	121,652
Interest expense:
Interest on deposits	59,969	11,260
Interest on subordinated notes	2,209	2,215
Interest on FHLB and FRB borrowings	13,776	3,610
Total interest expense	75,954	17,085
Net interest income	93,041	104,567
Provision for credit losses - loans	24,703	25,687
Provision for (recovery of) credit losses - unfunded commitments	(2,380)	—
Total provision for credit losses	22,323	25,687
Net interest income after provision for credit losses	70,718	78,880
Noninterest income:
Fair value adjustments of other equity investments	(1,746)	9,306
Residential mortgage banking income, including MSRs	10,000	20,647
Gain on sale of government guaranteed loans	5,704	4,734
Wealth and trust management	1,839	1,769
Service charges on deposit accounts	1,423	1,289
Increase in cash surrender value of BOLI	1,195	1,348
Bank and purchase card, net	1,703	2,240
Loss on sale of securities available for sale	(513)	—
Other	8,936	6,759
Total noninterest income	28,541	48,092
Noninterest expense:
Salaries and employee benefits	58,158	56,006
Occupancy and equipment	6,506	5,916
Data processing	5,686	4,593
Legal	4,613	3,004
Advertising and marketing	1,157	1,460
Communications	4,410	3,825
Audit and accounting fees	2,821	1,304
FDIC insurance	5,059	1,340
Intangible amortization	1,295	1,525
Other contractual services	7,713	3,137
Other taxes and assessments	3,216	2,668
Regulatory remediation	10,459	7,442
Merger-related	—	50
Goodwill impairment	26,826	—
ESOP litigation	6,000	—
Other	14,184	12,506
Total noninterest expense	158,103	104,776
(Loss) income from continuing operations before income tax	(58,844)	22,196
Income tax (benefit) expense	(7,071)	5,199
Net (loss) income from continuing operations	$(51,773)	$16,997
Discontinued operations:
Income from discontinued operations before income taxes	—	426
Income tax expense	—	89
Net income from discontinued operations	$—	$337
Net (loss) income	$(51,773)	$17,334

Net income from discontinued operations attributable to noncontrolling interest	—	(1)
Net (loss) income attributable to Blue Ridge Bankshares, Inc.	$(51,773)	$17,333
Net (loss) income available to common stockholders	$(51,773)	$17,333
Basic and diluted (loss) earnings per common share from continuing operations	$(2.73)	$0.90
(1) Derived from audited December 31, 2022 consolidated financial statements, as amended.

Blue Ridge Bankshares, Inc.
Quarter Summary of Selected Financial Data (unaudited)

	As of and for the Three Months Ended
			As restated	As restated	As restated
(Dollars and shares in thousands, except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,
Income Statement Data:	2023	2023	2023	2023	2022
Interest income	$43,160	$42,485	$42,460	$40,890	$36,461
Interest expense	21,397	20,293	18,570	15,694	8,329
Net interest income	21,763	22,192	23,890	25,196	28,132
Provision for (recovery of) credit losses	2,770	11,050	10,013	(1,510)	11,793
Net interest income after provision for credit losses	18,993	11,142	13,877	26,706	16,339
Noninterest income	4,107	7,415	9,736	7,283	5,840
Noninterest expense, excluding goodwill impairment	30,583	37,795	34,052	28,847	27,552
Goodwill impairment	—	26,826	—	—	—
(Loss) income before income taxes	(7,483)	(46,064)	(10,439)	5,142	5,373
Income tax (benefit) expense	(1,724)	(4,693)	(1,826)	1,172	(1,097)
Net (loss) income	$(5,759)	$(41,371)	$(8,613)	$3,970	$(4,276)
Per Common Share Data:
(Loss) earnings per common share - basic and diluted	$(0.30)	$(2.18)	$(0.45)	$0.21	$(0.23)
Dividends declared per common share	—	—	—	0.1225	0.1225
Book value per common share	9.69	9.53	12.21	13.03	13.13
Tangible book value per common share - Non-GAAP	9.47	9.30	10.55	11.36	11.44
Balance Sheet Data:
Total assets	$3,117,554	$3,262,713	$3,214,424	$3,324,060	$3,130,465
Average assets	3,165,886	3,249,112	3,277,282	3,270,110	3,020,371
Average interest-earning assets	2,979,065	3,038,795	3,064,103	3,060,534	2,812,898
Loans held for investment (including PPP loans)	2,430,947	2,446,370	2,454,431	2,452,783	2,411,059
Loans held for investment (excluding PPP loans)	2,428,561	2,439,956	2,447,197	2,444,795	2,399,092
Allowance for credit losses	35,893	49,631	38,567	35,961	30,740
Purchase accounting adjustments (discounts) on acquired loans	5,117	5,831	6,381	6,724	7,872
Loans held for sale	46,337	69,640	64,102	76,528	69,534
Securities available for sale, at fair value	321,081	313,930	340,617	351,990	354,341
Noninterest-bearing demand deposits	506,248	572,969	575,989	594,518	640,101
Total deposits	2,566,032	2,776,152	2,613,094	2,761,047	2,502,507
Subordinated notes, net	39,855	39,871	39,888	39,904	39,920
FHLB and FRB advances	275,000	215,000	284,100	239,100	311,751
Average interest-bearing liabilities	2,362,774	2,354,360	2,346,722	2,169,643	1,777,391
Total stockholders' equity	185,989	182,837	231,271	246,735	248,793
Average stockholders' equity	223,840	238,530	257,117	259,911	263,826
Weighted average common shares outstanding - basic	19,033	19,015	18,851	18,856	18,857
Weighted average common shares outstanding - diluted	19,033	19,015	18,851	18,860	18,857
Financial Ratios:
Return on average assets (1)	-0.73%	-5.09%	-1.05%	0.49%	-0.57%
Return on average equity (1)	-10.29%	-69.38%	-13.40%	6.11%	-6.48%
Total loan to deposit ratio	96.5%	90.6%	96.4%	91.6%	99.1%
Held for investment loan to deposit ratio	94.7%	88.1%	93.9%	88.8%	96.3%
Net interest margin (1)	2.92%	2.92%	3.12%	3.30%	4.00%
Cost of deposits (1)	2.73%	2.46%	2.21%	1.74%	0.85%
Cost of funds (1)	2.91%	2.73%	2.49%	2.11%	1.22%
Efficiency ratio	118.2%	127.7%	101.3%	88.8%	81.1%
Regulatory remediation expenses	3,155	3,782	2,388	1,134	2,884
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets	7.1%	7.3%	7.8%	7.9%	8.7%
Allowance for credit losses to loans held for investment, excluding PPP loans	1.48%	2.03%	1.58%	1.47%	1.28%

Ratio of net charge-offs to average loans outstanding (1)	2.84%	0.09%	1.29%	0.17%	0.28%
Nonperforming loans to total assets	2.01%	2.51%	2.54%	2.63%	2.69%
Nonperforming assets to total assets	2.01%	2.51%	2.54%	2.63%	2.70%

Reconciliation of Non-GAAP Financial Measures (unaudited):

Tangible Common Equity:
Total stockholders' equity	$185,989	$182,837	$231,271	$246,735	$248,793
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(4,179)	(4,286)	(31,427)	(31,637)	(32,027)
Tangible common equity (Non-GAAP)	$181,810	$178,551	$199,844	$215,098	$216,766
Total shares outstanding	19,198	19,192	18,934	18,942	18,950
Book value per common share	$9.69	$9.53	$12.21	$13.03	$13.13
Tangible book value per common share (Non-GAAP)	9.47	9.30	10.55	11.36	11.44

Tangible stockholders' equity to tangible total assets
Total assets	$3,117,554	$3,262,713	$3,214,424	$3,324,060	$3,130,465
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(4,179)	(4,286)	(31,427)	(31,637)	(32,027)
Tangible total assets (Non-GAAP)	$3,113,375	$3,258,427	$3,182,997	$3,292,423	$3,098,438
Tangible common equity (Non-GAAP)	$181,810	$178,551	$199,844	$215,098	$216,766
Tangible stockholders' equity to tangible total assets (Non-GAAP)	5.8%	5.5%	6.3%	6.5%	7.0%

(1) Annualized.
(2) Excludes mortgage servicing rights.

Blue Ridge Bankshares, Inc.
Quarter Summary of Selected Financial Data (unaudited)

	As of and for the Three Months Ended
			As restated	As restated	As restated
(Dollars and shares in thousands, except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,
Income Statement Data:	2023	2023	2023	2023	2022
Interest income	$43,160	$42,485	$42,460	$40,890	$36,461
Interest expense	21,397	20,293	18,570	15,694	8,329
Net interest income	21,763	22,192	23,890	25,196	28,132
Provision for (recovery of) credit losses	2,770	11,050	10,013	(1,510)	11,793
Net interest income after provision for credit losses	18,993	11,142	13,877	26,706	16,339
Noninterest income	4,107	7,415	9,736	7,283	5,840
Noninterest expense, excluding goodwill impairment	30,583	37,795	34,052	28,847	27,552
Goodwill impairment	—	26,826	—	—	—
(Loss) income before income taxes	(7,483)	(46,064)	(10,439)	5,142	5,373
Income tax (benefit) expense	(1,724)	(4,693)	(1,826)	1,172	(1,097)
Net (loss) income	$(5,759)	$(41,371)	$(8,613)	$3,970	$(4,276)
Per Common Share Data:
(Loss) earnings per common share - basic and diluted	$(0.30)	$(2.18)	$(0.45)	$0.21	$(0.23)
Dividends declared per common share	—	—	—	0.1225	0.1225
Book value per common share	9.69	9.53	12.21	13.03	13.13
Tangible book value per common share - Non-GAAP	9.47	9.30	10.55	11.36	11.44
Balance Sheet Data:
Total assets	$3,117,554	$3,262,713	$3,214,424	$3,324,060	$3,130,465
Average assets	3,165,886	3,249,112	3,277,282	3,270,110	3,020,371
Average interest-earning assets	2,979,065	3,038,795	3,064,103	3,060,534	2,812,898
Loans held for investment (including PPP loans)	2,430,947	2,446,370	2,454,431	2,452,783	2,411,059
Loans held for investment (excluding PPP loans)	2,428,561	2,439,956	2,447,197	2,444,795	2,399,092
Allowance for credit losses	35,893	49,631	38,567	35,961	30,740
Purchase accounting adjustments (discounts) on acquired loans	5,117	5,831	6,381	6,724	7,872
Loans held for sale	46,337	69,640	64,102	76,528	69,534
Securities available for sale, at fair value	321,081	313,930	340,617	351,990	354,341
Noninterest-bearing demand deposits	506,248	572,969	575,989	594,518	640,101
Total deposits	2,566,032	2,776,152	2,613,094	2,761,047	2,502,507
Subordinated notes, net	39,855	39,871	39,888	39,904	39,920
FHLB and FRB advances	275,000	215,000	284,100	239,100	311,751
Average interest-bearing liabilities	2,362,774	2,354,360	2,346,722	2,169,643	1,777,391
Total stockholders' equity	185,989	182,837	231,271	246,735	248,793
Average stockholders' equity	223,840	238,530	257,117	259,911	263,826
Weighted average common shares outstanding - basic	19,033	19,015	18,851	18,856	18,857
Weighted average common shares outstanding - diluted	19,033	19,015	18,851	18,860	18,857
Financial Ratios:
Return on average assets (1)	-0.73%	-5.09%	-1.05%	0.49%	-0.57%
Return on average equity (1)	-10.29%	-69.38%	-13.40%	6.11%	-6.48%
Total loan to deposit ratio	96.5%	90.6%	96.4%	91.6%	99.1%
Held for investment loan to deposit ratio	94.7%	88.1%	93.9%	88.8%	96.3%
Net interest margin (1)	2.92%	2.92%	3.12%	3.30%	4.00%
Cost of deposits (1)	2.73%	2.46%	2.21%	1.74%	0.85%
Cost of funds (1)	2.91%	2.73%	2.49%	2.11%	1.22%
Efficiency ratio	118.2%	127.7%	101.3%	88.8%	81.1%
Regulatory remediation expenses	3,155	3,782	2,388	1,134	2,884
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets	7.1%	7.3%	7.8%	7.9%	8.7%
Allowance for credit losses to loans held for investment, excluding PPP loans	1.48%	2.03%	1.58%	1.47%	1.28%

Ratio of net charge-offs to average loans outstanding (1)	2.84%	0.09%	1.29%	0.17%	0.28%
Nonperforming loans to total assets	2.01%	2.51%	2.54%	2.63%	2.69%
Nonperforming assets to total assets	2.01%	2.51%	2.54%	2.63%	2.70%

Reconciliation of Non-GAAP Financial Measures (unaudited):

Tangible Common Equity:
Total stockholders' equity	$185,989	$182,837	$231,271	$246,735	$248,793
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(4,179)	(4,286)	(31,427)	(31,637)	(32,027)
Tangible common equity (Non-GAAP)	$181,810	$178,551	$199,844	$215,098	$216,766
Total shares outstanding	19,198	19,192	18,934	18,942	18,950
Book value per common share	$9.69	$9.53	$12.21	$13.03	$13.13
Tangible book value per common share (Non-GAAP)	9.47	9.30	10.55	11.36	11.44

Tangible stockholders' equity to tangible total assets
Total assets	$3,117,554	$3,262,713	$3,214,424	$3,324,060	$3,130,465
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(4,179)	(4,286)	(31,427)	(31,637)	(32,027)
Tangible total assets (Non-GAAP)	$3,113,375	$3,258,427	$3,182,997	$3,292,423	$3,098,438
Tangible common equity (Non-GAAP)	$181,810	$178,551	$199,844	$215,098	$216,766
Tangible stockholders' equity to tangible total assets (Non-GAAP)	5.8%	5.5%	6.3%	6.5%	7.0%

(1) Annualized.
(2) Excludes mortgage servicing rights.